Exhibit (a)(1)(iii)

OFFER BY

ROYCE GLOBAL VALUE TRUST, INC.

TO PURCHASE FOR CASH UP TO 40% OF ITS ISSUED AND OUTSTANDING
SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE,
AS OF OCTOBER 12, 2020 (THE “SHARES”), AT THE NET ASSET VALUE
PER SHARE DETERMINED AS OF DECEMBER 17, 2020

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON DECEMBER 16, 2020 OR SUCH LATER DATE

TO WHICH THE OFFER IS EXTENDED (THE “TERMINATION DATE”)

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES IN THE AGGREGATE BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

October 28, 2020

To	Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of Royce Global Value Trust, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company (the “Fund”), to purchase up to 40% of its issued and outstanding shares of common stock as of October 12, 2020 (the “Shares”), upon the terms and conditions set forth in its Offer to Purchase dated October 28, 2020 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, equal to the net asset value per Share as determined by the Fund at the close of regular trading session of the New York Stock Exchange on December 17, 2020, or if the Offer is extended, on the trading day immediately following the day to which the Tender Offer is extended.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. Royce & Associates, LP (“Royce”), the Fund’s investment adviser, or its affiliates will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Royce or its affiliates will pay all transfer taxes on the Fund’s purchase of Shares pursuant to the Offer, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal. However, backup withholding at a 24% rate may be required unless either an exemption is established or the required taxpayer identification number (in the case of U.S. stockholders) and certifications are provided. See Section 3 of the Offer to Purchase dated October 28, 2020. In addition, in the case of non-U.S. stockholders, 30% (or lower treaty rate) withholding at the source or under the Foreign Account Tax Compliance Act may be required unless an exemption from or reduction of such withholding is established. See Section 8 of the Offer to Purchase.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	A letter to Stockholders from the Fund;

2.	The Offer to Purchase, dated October 28, 2020;

3.	The Letter of Transmittal for your use and to be provided to your clients;

4.	Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

5.	Return envelope addressed to the Depositary (as defined in the Offer).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

None of the Fund, its Board of Directors, or Royce & Associates, LP, the Fund’s investment adviser, makes any recommendation as to whether or not stockholders should tender their Shares in the Offer.

Additional copies of the enclosed material may be obtained from the Information Agent at the appropriate address and telephone number set forth on the last page of the Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth on the last page of the Offer to Purchase.

Very truly yours, ROYCE GLOBAL VALUE TRUST, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU, OR ANY OTHER PERSON, THE AGENT OF THE FUND, THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZE YOU, OR ANY OTHER PERSON, TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.